Exhibit 3(a)

RESTATED ARTICLES OF INCORPORATION
OF
EMERSON ELECTRIC CO.

ARTICLE 1

               The name of the corporation is "Emerson Electric Co."

ARTICLE 2

               The registered office of the corporation in Missouri is 8000 W. Florissant Avenue, St. Louis, Missouri 63136, and the name of its registered agent at such address is W. W. Withers.

ARTICLE 3

               The original Articles of Incorporation, filed with the Secretary of State of the State of Missouri on September 24, 1890 provided for three initial shareholders, all residents of the City of St. Louis, Missouri, who are named below and who subscribed for shares of the original capital stock of the corporation as follows:

                    J.W. Emerson _______________   30 shares

                    A.W. Meston  _______________ 465 shares

                    C.P. Meston   _______________     5 shares

ARTICLE 4

               The authorized capital stock of the Company shall consist of 5,400,000 shares of Preferred Stock each of the par value of $2.50 per share (herein called the "Preferred Stock") and 1,200,000,000 shares of Common Stock each of the par value of $.50 per share (herein called the "Common Stock").

               All of the shares of Common Stock and Preferred Stock shall be voting stock and the holders thereof shall be entitled to one vote for each share of stock standing in their names respectively, except as otherwise provided by law and except as set forth hereinbelow in Paragraph 8 of the terms of the Preferred Stock, without distinction between the Common Stock and Preferred Stock, or between any series of the Preferred Stock.

THE PREFERRED STOCK

               1. Subject to the limitations hereinafter contained and to the requirements of the laws of the State of Missouri, authority is hereby vested in the Board of Directors of the Company from time to time to issue said five million four hundred thousand (5,400,000) shares of the Preferred Stock in one or more series and by resolution or resolutions (any such resolution being hereinafter called the "authorizing resolution"):

(a) To fix the distinctive serial designation of the shares of any such series;

(b) To fix the rate or amount per annum at which the holders of the shares of any series shall be entitled to receive dividends, the dates on which such dividends shall be payable, and the date or dates from which such dividends shall be cumulative;

(c) To fix the price or prices at which, the times during which, and the other terms upon which the shares of any such series may be redeemed;

(d) To fix the amounts payable on the shares of any series in the event of dissolution or liquidation of the Company;

(e) From time to time to include additional shares of Preferred Stock which the Company is authorized to issue in any such series;

(f) To determine whether or not the shares of any such series shall be made convertible into or exchangeable for other securities of the Company, including shares of the Common Stock of the Company or shares of any other series of the Preferred Stock of the Company, now or hereafter authorized, or any new class of Preferred Stock of the Company hereafter authorized, the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made, and the terms and conditions upon which any such conversion right shall be exercised;

(g) To fix such other preferences and rights, privileges and restrictions applicable to any such series as may be permitted by law;

(h) To determine if a Sinking Fund shall be provided for the purchase or redemption of shares of any series and, if so, to fix the terms and amount or amounts of such Sinking Fund.

               2. Except as may be otherwise specified by the Board of Directors in accordance with the provisions of Paragraph 1 of these terms of the Preferred Stock, each share of Preferred Stock shall be identical with each other share of said stock. If the amount determined by the Board of Directors to be declared and paid as dividends on the Preferred Stock shall be insufficient to pay the full dividend, including accumulations, on all outstanding shares of each series, such amount may be declared and paid on the shares of each series only in the ratio which the full dividend, including accumulations, on all outstanding shares of such series would bear to the full dividend, including accumulations, on all outstanding shares of all series. If the amount available for payment to the holders of Preferred Stock upon liquidation or upon any of the other events specified in Paragraph 5 hereof shall be insufficient to pay the maximum amount to which the holders of then outstanding shares of all series of the Preferred Stock would be entitled, the amount available shall be distributed on the outstanding shares of each series in the ratio which the maximum amount payable on the outstanding shares of such series bears to the maximum amount payable on the outstanding shares of all series.

               3. The holders of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for that purpose, cumulative dividends in cash at the rate or amount per annum and payable on the dates fixed for such series in the authorizing resolution establishing such series. Such dividends shall be cumulative, in the case of each series, from the date or dates fixed by the Board of Directors.

               4. So long as any of the Preferred Stock is outstanding, no dividend shall be declared or paid and no distribution shall be made on the Common Stock of the Company (other than a dividend payable in said Common Stock of the Company) until the full cumulative dividends on the Preferred Stock of all series up to the end of the then quarterly dividend period shall have been declared and paid or shall have been declared and a sum sufficient for the payment thereof appropriated and set aside for the payment thereof by the Board of Directors.

               5. The Preferred Stock shall be preferred as to both earnings and assets, and in the event of any liquidation, dissolution or winding up of the corporation, the holders of the shares of each series of Preferred Stock shall be entitled to receive, before any distribution shall be made on the Common Stock of the Company, the amount or amounts which shall be fixed in the authorizing resolution establishing such series, plus in every such case a sum equal to all accumulated and unpaid dividends which shall have accrued on the Preferred Stock up to the date of payment of the final amount due thereon. Such sum shall be payable without interest out of the capital and surplus of the Company. The rights of the Preferred Stock in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company as provided for in any Series thereof shall not, at any time prior to the occurrence or authorization of any of said events, restrict or prevent the Company from paying, from retained earnings or any other funds legally available therefor, dividends on its Common Stock or any other class of its capital stock, in such amounts as the Board of Directors may, from time to time, determine, if the payment of such dividends at the time of payment thereof is not restricted by any other of the terms or provisions of the Preferred Stock or of any Series thereof.

               6. Subject to the terms of the authorizing resolution establishing each series of the Preferred Stock, the whole or any part of any series of Preferred Stock may, at the option of the Board of Directors of the Company, be redeemed at any time or from time to time, at the redemption price or prices fixed by the authorizing resolution establishing such series, which in every such case shall include an amount equal to all accumulated and unpaid dividends which shall have accrued on the shares to be redeemed up to the redemption date. No shares of Preferred Stock shall be redeemed unless at or prior to the date fixed for the redemption thereof all cumulative dividends on all other outstanding shares of Preferred Stock up to the quarterly dividend date next preceding the date fixed for redemption shall have been paid or declared and a sum sufficient for the payment thereof set apart for such payment. If less than the whole of any series of Preferred Stock shall be redeemed at any time, the stock so to be redeemed shall be selected by the Board of Directors by lot in such manner as it may determine; provided, however, the Board of Directors may select which series may be redeemed in whole or in part.

               7. The preferences, priorities, special rights and special powers given to the Preferred Stock by the terms hereof, or to any series of the Preferred Stock by any authorizing action of the Board of Directors of the Company adopted pursuant hereto, may be altered, modified, changed or terminated, in such manner as provided by law, upon the affirmative vote of the holders of two-thirds (2/3) of each series of Preferred Stock issued and outstanding whose rights will be affected by such proposed alteration, modification, change or termination. No additional shares of the Preferred Stock except the shares provided for herein shall be authorized, and no additional shares of any other class of Preferred Stock having a priority over, or entitled to participate on a parity with, the Preferred Stock shall be authorized, except upon the affirmative vote of the holders of a majority of each series of the Preferred Stock issued and outstanding; provided, however, that the authorizing resolution with respect to any series of the Preferred Stock may provide that the affirmative vote of the holders of a greater percentage of the shares of such series shall be required in order to authorize shares of any other class of Preferred Stock having priority over the shares of such series of the Preferred Stock.

               8. In addition to the voting rights set forth above in this Article 4, if, and whenever, six (6) or more quarterly dividends, whether or not consecutive, on the Preferred Stock shall be in arrears, in whole or in part, the holders of the Preferred Stock, including all series thereof, voting as a single class, shall have the right to elect a number of the members of the Board of Directors of the Company equal to the whole number obtained by dividing four (4), until such time as no shares of the $1.00 Cumulative Convertible Preferred Stock, Series A, established by Directors resolution at a meeting held August 2, 1963 shall be outstanding, and thereafter seven (7), into the number of Directors of the Company authorized at such time by the Articles of Incorporation of the Company, but not less than two (2) Directors. In such event, the remainder of the Directors shall be elected by the holders of the Common Stock and Preferred Stock, voting as a single class.

               Whenever all arrears in dividends on the Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the Preferred Stock to elect such number of Directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends.

               At any time after such voting power shall have so vested in the Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of ten percent (10%) or more in number of shares of the Preferred Stock then outstanding, addressed to him at the principal office of the Company in the State of Missouri shall call a special meeting of the holders of the Preferred Stock for the election of the Directors to be elected by them as herein provided, to be held within thirty (30) days after such call and at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety (90) days before the date fixed for any annual meeting of stockholders. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty (30) days after receipt of any such request, then the holders of record of ten percent (10%) or more in number of shares of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock ledger of the Company. No such special meeting and no adjournment thereof shall be held on a date later than thirty (30) days before the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect Directors as above provided.

               In case (i) the authorized number of shares of the Preferred Stock shall be increased, and such additional shares issued, or in case (ii) a class of Preferred Stock other than the Preferred Stock, ranking prior to or on a parity with the Preferred Stock as to dividends or, in liquidation, shall be created and issued, nothing herein contained shall prevent any such additional shares of the Preferred Stock or the shares of such other class of Preferred Stock, from being given the right, in case dividends thereon or sinking fund requirements, if any, thereof shall be in arrears, to vote as part of the same class as and equally with the Preferred Stock and to have an exercise pari passu with the shares of Preferred Stock entitled to vote on any matters, any and all the voting rights and powers hereinbefore set forth with respect to the Preferred Stock, and nothing herein contained shall prevent the giving of additional voting power, not inconsistent with that granted herein to the Preferred Stock, to any class of Preferred Stock other than the Preferred Stock.

               9. No holder of the Preferred Stock of any series shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional issue of stock, of any class or series, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock, of any class or series; and any and all such preemptive rights are hereby expressly denied to the Preferred Stock.

THE COMMON STOCK

               1. Subject to the provisions of Paragraph 4 of the terms of the Preferred Stock hereinabove, dividends, payable in cash, in the Common Stock of the Company, or otherwise, may be declared and paid on the shares of the Common Stock of the Company from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of Common Stock of the Company shall be entitled, to the exclusion of the holders of the Preferred Stock, to share therein.

               2. In the event of any liquidation, dissolution or winding up of the corporation, after distribution and payment in full shall have been made to the holders of the Preferred Stock in accordance with the terms of Paragraph 5 of the Preferred Stock hereinabove, the remainder of the assets, if any, of the Company shall be distributed pro rata among the holders of the Common Stock of the Company.

               3. No holder of the Common Stock shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of the Common Stock of the Company or of any other class or series of the capital stock of the Company, whether now or hereafter authorized and whether or not the same shall be convertible into the Common Stock of the Company, or of any bonds, debentures or other securities convertible into the capital stock of any class or series of the Company; and any and all such pre-emptive rights are hereby expressly denied to the Common Stock.

ARTICLE 5

1.            Board of Directors

               The property and business of the Corporation shall be controlled and managed by its Board of Directors. Qualifications of Directors may be prescribed in the By-laws of the Corporation. The number of Directors shall be fixed by, or in the manner provided in, the
By-laws; provided that the By-laws shall provide for three or more Directors and provided further that the Corporation shall give written notice to the Secretary of State of the State of Missouri of any change in the number of Directors within thirty (30) calendar days of the date of such change. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the By-laws. Except as otherwise provided in the By-laws with respect to the implementation of this Article 5, Directors shall be elected to hold office for a term of three years, with the term of office of one class expiring each year.

2.            Removal of Directors

               Subject to any limitation imposed by law, Directors may be removed, with or without cause, only (a) by the Board of Directors, as provided by law, in the event a Director fails to meet the qualifications stated in the By-laws for election as a Director or in the event such Director is in breach of any agreement between such Director and the Corporation relating to such Director's service as a Director or employee of the Corporation, or (b) by a vote of the holders of eighty-five percent (85%) of the shares then entitled to vote at an election of Directors, voting as a single class. Any such vote by the shareholders shall be in addition to the separate vote of any particular class or series of capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

3.             Amendment of By-Laws

               The power to make, alter, amend or repeal the By-laws of the Corporation shall be vested solely in the Board of Directors. The By-laws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or the Articles of Incorporation.

4.             Special Meetings of Shareholders

               Special meetings of the shareholders may be called only by the Board of Directors, by the holders of not less than eighty-five percent (85%) of all of the outstanding shares entitled to vote at such meeting or by such officers of the Corporation or other persons as may be provided in the By-laws.

5.             Amendment

               The provisions of this Article 5 shall not be amended, altered, changed or repealed nor may any provision inconsistent with any of such provisions be added to the Articles of Incorporation unless approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class. Such vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

ARTICLE 6

               The Corporation shall have perpetual existence.

ARTICLE 7

               The purposes and powers of the Corporation are as follows:

               1. The manufacture of any and all kinds of machinery, equipment, articles and things of any and all kinds and of whatever nature and character.

               2. The sale, lease, conveyance, or other disposition of or dealing in, any and all kinds of personal property, whether manufactured by the Company or by someone else.

               3. The conduct of research and the owning and acquisition of patents for the manufacture of personal property of any kind or character.

               4. The purchase, sale, lease, dealing in, and disposition of any manner of real property or any interest therein and the owning and holding of such real property or any interest therein and the construction of improvements of any kind on real property.

               5. The transaction of any lawful business in aid of the United States or any instrumentality thereof or any political subdivision thereof, or any country from time to time in alliance therewith, the making of donations to associations organized for aiding the activities of the United States or any instrumentality thereof, or any political subdivision thereof or any country from time to time in alliance therewith and the lending of money to the United States, any instrumentality thereof or any political subdivision thereof.

               6. The making of contributions to any corporation organized for civic, charitable or benevolent purposes, or to any incorporated or unincorporated association, community chest or community fund or trust, not operated or used for profit to its members but operated for the purpose of raising funds for and distributing funds to other civic, charitable or benevolent organizations or agencies.

               In order to carry out any or all of the foregoing purposes, the Company shall have the following powers, together with such other powers as may from time to time be granted to or conferred on corporations by the laws of the State of Missouri from time to time enacted:

(1) To have succession by its corporate name perpetually.

(2) To sue and be sued, complain and defend in any court of law or equity.

(3) To have a corporate seal which may be altered at pleasure and to use the same by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

(4) To hold, purchase, mortgage or otherwise convey such real and personal estate as the purposes of the Company shall require, and also to take, hold and convey such other property, real, personal or mixed as shall be necessary or requisite for the Company to acquire in order to obtain or secure the payment of any indebtedness or liability belonging to the Company; provided, however, that the Company shall not hold any real estate for any period longer than six (6) years except such as may be necessary for carrying on its legitimate business.

(5) To sell and convey, mortgage, pledge, lease as lessor, or otherwise dispose of, all or any part of its property and assets.

(6) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals.

(7) To make contracts and incur liabilities which may be appropriate to enable it to accomplish any or all of its purposes; to borrow money for its corporate purposes at such rates of interest as the Company may determine without regard to the restrictions of any usury law of the State of Missouri; to issue its notes, bonds, or other obligations; to issue notes or bonds, secured or unsecured, which by their terms are convertible into shares of stock of any class, upon such terms and conditions and at such rates or prices as may be provided in such notes or bonds and the indenture or mortgage under which they are issued; and to secure any of its obligations by mortgage, pledge or deed of trust of all or any of its property, franchises or income.

(8) To invest its surplus funds from time to time and to lend money for its corporate purposes, and to take and hold real and personal property as security for the payment of funds so invested.

(9) To conduct its business, carry on its operations, and have offices within and without the State of Missouri, and to exercise in any other state, territory, district, or possession of the United States, or in any foreign country, the powers granted to it by these Articles of Association as amended from time to time and by the statutes of the State of Missouri as from time to time enacted.

(10) To elect or appoint officers and agents of this Company, and to define their duties and fix their compensations.

(11) To make and alter, by action of the Board of Directors, By-laws, not inconsistent with its Articles of Association as from time to time amended or the laws of the State of Missouri from time to time enacted, which By-laws shall regulate the administration of the affairs of the Company.

(12) To purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, subject, however, to any statutory restrictions from time to time imposed by the laws of the State of Missouri from time to time enacted.

(13) To amend these Articles of Association in such manner and as to such subjects as may be allowed by the laws of the State of Missouri from time to time enacted.

(14) To merge with or consolidate into any other corporation organized under the laws of the State of Missouri or any other state of the United States, or of the United States, or any of its possessions in such manner as may be allowed by the laws of the State of Missouri from time to time enacted.

(15) To have and exercise all powers necessary and convenient to effect any or all of the purposes for which the Company is organized as they may from time to time set forth in the Articles of Association as from time to time amended.

               The Board of Directors and the Officers of the Company shall have all powers granted to the Board of Directors and Officers of corporations organized under general laws of the State of Missouri as such general laws may be from time to time enacted and amended.

ARTICLE 8

               The corporation pursuant to Certificate of Acceptance filed January 30, 1958 with the Secretary of State of the State of Missouri has accepted the provisions of The General and Business Corporation Act of Missouri, as amended.

ARTICLE 9

1.            Vote Required for Business Combinations

               a. In addition to any affirmative vote required by law, the Articles of Incorporation, any agreement with any national securities exchange or otherwise, any "Business Combination" (as hereinafter defined) involving the Corporation shall be subject to approval in the manner set forth in this Article 9.

               b. Except as otherwise expressly provided in paragraph 2 of this Article 9, no Business Combination shall be consummated or effected unless such Business Combination shall have been approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class. Such vote shall be required notwithstanding the fact that no vote for such transaction may be required by law or that approval by some lesser percentage of shareholders may be specified by or pursuant to law, the Articles of Incorporation, any agreement with any national securities exchange, or otherwise. Such vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

2.            Situations in Which Higher Vote is Not Required For Business Combination

               The vote provided for in paragraph l of this Article 9 shall not be required and the provisions otherwise relating to the vote required for shareholder approval, if any, shall apply to any Business Combination, if the conditions specified in the following paragraph 2(a) are satisfied as to any Business Combination which does not involve the receipt of any cash or other consideration by the shareholders of the Corporation, in their capacity as such shareholders, or if the conditions specified in either of the following paragraphs 2(a) or 2(b) are satisfied as to any other Business Combination.

               a. Such Business Combination shall have been expressly approved by a majority of the "Continuing Directors" (as hereinafter defined) either in advance of or subsequent to the acquisition of outstanding shares of capital stock of the Corporation that caused the "Interested Person" (as hereinafter defined) involved to become an Interested Person.

     b. All of the following five conditions have been met:

i. The aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) as of the "Consummation Date" (as hereinafter defined) of all property, securities or other consideration to be received per share of capital stock of the Corporation incident to the consummation of such Business Combination by any holder of such stock, other than the Interested Person involved in such Business Combination, is not less than the highest of the following (the requirements of this paragraph 2(b)(i) to be met with respect to all outstanding shares of all classes of the capital stock of the Corporation, whether or not the Interested Person has previously acquired shares of each particular class of such stock):

A. The "Highest Per Share Price" (as hereinafter defined) or the "Highest Equivalent Price" (as hereinafter defined) paid by such Interested Person in acquiring any holdings of the Corporation's capital stock, plus an amount equivalent to interest compounded annually from the date of such purchase through the Consummation Date at the prime rate of interest as announced from time to time by Centerre Bank N.A. (or such other bank headquartered in St. Louis, Missouri as may be selected by a majority of the Continuing Directors), less the aggregate amount of any cash dividends paid and the Fair Market Value as of the date paid of any dividends paid in other than cash on each share of capital stock of the class in question from the date of such purchase through the Consummation Date in an amount up to but not exceeding the amount equivalent to interest as so calculated;

B. The highest preferential amount per share to which the holders of shares of any class or series of preferred stock are entitled in the event of dissolution or liquidation of the Corporation; or

C. The Fair Market Value of such shares as of the "Announcement Date" (as hereinafter defined).

ii. The consideration to be received by holders of outstanding capital stock shall be paid in cash or in the same form as was previously paid in order to acquire such shares of such class of capital stock as are beneficially owned by the Interested Person. If the Interested Person beneficially owns shares of any class of capital stock of the Corporation which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of capital stock shall be either cash or the form used to acquire the largest number of shares of such class of capital stock beneficially owned by the Interested Person.

iii. After such Interested Person has become an Interested Person and prior to the consummation of the Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (B) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) such increase in such annual rate of dividends as is necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Person shall not have become the beneficial owner of any additional shares of voting capital stock of the Corporation except as part of the transaction in which it became an Interested Person.

iv. After such Interested Person has become an Interested Person, such Interested Person shall not have received the benefit, directly or indirectly (except proportionately solely in such Interested Person's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

v. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the "Exchange Act" (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules and regulations), shall have been mailed to all shareholders of the Corporation at least 30 days prior to the Consummation Date. Such statement shall contain at the front thereof, in a prominent place, a statement by the Continuing Directors of their position on the advisability (or inadvisability) of the proposed Business Combination. Such proxy or information statement shall be required for purposes of this paragraph 2(b)(v) whether or not it is required to be mailed pursuant to the provisions of the Exchange Act (or any subsequent provisions).

3.             Definitions

                For the purposes of this Article 9:

               a.          The term "Business Combination" shall mean (i) any merger, consolidation or exchange of shares of capital stock of the Corporation or any of its subsidiaries (as hereinafter defined) with or into an Interested Person, in each case irrespective of which corporation or company is to be the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Person (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of the Corporation (including without limitation any securities or assets of a subsidiary of the Corporation) or all or a substantial part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with any of its subsidiaries (in a single transaction or a series of related transactions) other than in the ordinary course of business, of all or a substantial part of the assets of an Interested Person; (iv) the issuance or transfer by the Corporation or any of its subsidiaries of any securities of the Corporation or any of its subsidiaries to an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries from an Interested Person of any securities issued by an Interested Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Interested Person); (vi) any recapitalization or reclassification of shares of any class of capital stock of the Corporation or any merger or consolidation of the Corporation with any of its subsidiaries which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of capital stock of the Corporation (or any securities convertible into any class of such capital stock) owned by any Interested Person; (vii) any merger or consolidation of the Corporation with any of its subsidiaries after which the provisions of this Article 9 and of Article 5 of the Articles of Incorporation shall not appear in the Articles of Incorporation of the surviving entity; (viii) a plan of partial or complete liquidation or dissolution of the Corporation or spin-off or sale of a substantial part of the assets of the Corporation or any of its subsidiaries proposed by or on behalf of an Interested Person; and (ix) any agreement, contract, plan, proposal or other arrangement providing for any of the foregoing.

               b.          The term "Continuing Director" shall mean any Director of the Corporation who is not an "Affiliate", "Associate" or nominee of or member of a "Group" with the Interested Person (as such terms are hereinafter defined) and who either (i) held the office of Director prior to the date on which the Interested Person became an Interested Person, or (ii) is designated as a Continuing Director by a majority of the then Continuing Directors.

               c.          The term "Interested Person" shall mean any individual, corporation, partnership or other person or entity which, at any time during the period commencing two (2) years prior to the Announcement Date through and including the Consummation Date, is or was a "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on February 4, 1986) of shares of capital stock of the Corporation which, when combined with the shares of capital stock beneficially owned by any "Affiliates" or "Associates" (as defined in Rule 12b-2 of the Exchange Act as in effect on February 4, 1986) of such Interested Person or by other members of a "Group" (as defined in Section 13(d)(3) of the Exchange Act as in effect on February 4, 1986) of which such Interested Person is a member, collectively amount to ten percent (10%) or more of the total voting power of all outstanding shares of voting stock of the Corporation. The term Interested Person shall also mean any Affiliate or Associate of any such Interested Person and any other member of a Group of which such Interested Person is a member, and shall also mean any person or entity which, upon consummation of a Business Combination, would be such an Affiliate, Associate or Group member. The term Interested Person shall not include the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of a subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan acting in such capacity.

               d.          The term "Consummation Date" shall mean the date on which the Business Combination in question is consummated or effected.

               e.          The term "Fair Market Value" shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors.

               f.          The terms "Highest Per Share Price" and "Highest Equivalent Price" shall mean the following. The Highest Per Share Price shall mean the highest price that can be determined to have been paid during the relevant time period by the Interested Person involved for any share or shares of the class or series of capital stock in question. If the Interested Person has not purchased any shares of such class or series of capital stock of the Corporation during the relevant time period, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid during the relevant time by the Interested Person involved for any share or shares of any other class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by such Interested Person or any Affiliate, Associate or Group member shall be taken into account regardless whether the shares were purchased before or after such Interested Person became an Interested Person. The Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by such Interested Person or any such Affiliate, Associate or Group member with respect to the shares of capital stock of the Corporation, and shall be appropriately adjusted to take into account any subsequent recapitalization, stock split, stock dividend or similar distribution. In the event any Business Combination involving an Interested Person shall be proposed, the Continuing Directors shall determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation of which there are shares issued and outstanding.

               g.          The term "Announcement Date" shall mean the earlier of the date on which a Business Combination is first publicly proposed or announced or the Consummation Date of such Business Combination.

               h.          The term "Exchange Act" shall mean the Securities Exchange Act of l934, as amended.

               i.          Any corporation of which the Corporation owns, directly or indirectly, fifty percent (50%) or more of its voting stock shall be deemed to be a "subsidiary" of the Corporation.

               j.          For the purposes of paragraph 2(b)(i) of this Article 9, the term "other consideration to be received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by shareholders of the Corporation (other than Interested Persons or other parties to such Business Combination) in the event of a Business Combination in which the Corporation is the surviving entity.

               k.          Whether or not any proposed sale, lease, exchange, mortgage, pledge, transfer or other disposition of part of the assets of any entity involves a "substantial part" of the assets of such entity shall be conclusively determined by a majority of the Continuing Directors; provided that assets involved in any single transaction or series of related transactions having an aggregate Fair Market Value of more than fifteen percent (15%) of the total consolidated assets of an entity and the other members of the consolidated group, if any, of which it is a part as at the end of such entity's last full fiscal year prior to such determination shall always be deemed to constitute a "substantial part".

               l.          An Interested Person shall be deemed to have acquired a share of the capital stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof.

               m.         A majority of the then Continuing Directors shall have the right and power to make, in good faith, any determinations required under this Article 9, including without limitation (i) whether a transaction is a Business Combination, (ii) whether a person is an Interested Person, or (iii) whether the conditions set out in paragraph 2(b) of this Article 9 have been satisfied with respect to any Business Combination.

4.                 Fiduciary Obligations

                    Nothing contained in this Article 9 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

5.                 Deliberation by Directors

                    The Directors of the Corporation, when evaluating any proposal or offer which would involve a Business Combination or the merger or consolidation of the Corporation or any of its subsidiaries with another corporation, the sale of all or substantially all of the assets of the Corporation or any of its subsidiaries, a tender offer or exchange offer for any capital security of the Corporation or any of its subsidiaries or any similar transaction shall give due consideration to all factors they may consider relevant. Such factors may include, without limitation, (a) the financial and managerial resources and future prospects of the other party(s), the legal, economic, environmental, national security and social effects of the proposed transaction on the Corporation's and its subsidiaries' employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its subsidiaries operate or are located, and the effect on any of the businesses and properties of the Corporation and its subsidiaries, and (b) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation's outstanding securities, but also the current value of the Corporation in a freely negotiated transaction and the Continuing Directors' estimate of the Corporation's future value (including the unrealized value of its properties, assets and prospects) as an independent going concern.

6.                 Amendment

                    The provisions of this Article 9 shall not be amended, altered, changed or repealed nor may any provision inconsistent with any of such provisions be added to the Articles of Incorporation unless approved by the affirmative vote of the holders of not less than eighty-five percent (85%) of the total voting power of all outstanding shares of voting stock of the Corporation, voting as a single class; provided, however, that this Article 9 or any provision hereof may be amended, altered, changed or repealed and any such new provision may be added upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of the voting stock of the Corporation, voting as a single class, if such amendment, change, alteration, repeal or addition shall first have been approved and recommended by a majority of the Continuing Directors. The vote provided for in this paragraph 6 of this Article 9 shall be required in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by or pursuant to law, the Articles of Incorporation or otherwise.

ARTICLE 10

                    The liability of the Corporation's directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of this Article 10 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.